Exhibit 3.1

CERTIFICATE OF RETIREMENT
OF
SERIES A PREFERRED STOCK
OF
ALLIANCE DATA SYSTEMS CORPORATION

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

Alliance Data Systems Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES as follows:

1. On July 12, 1999, the Corporation issued 120,000 shares of its Series A Preferred Stock, par value $0.01 per share ("Series A Preferred Stock").

2. All 120,000 shares of the Series A Preferred Stock were converted into shares of Common Stock, par value $0.01 per share, of the Corporation.

3. The Board of Directors of the Corporation has adopted resolutions retiring such shares of Series A Preferred Stock.

4. The Second Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") provides that any shares of the Series A Preferred Stock purchased, redeemed or otherwise acquired shall be retired and cancelled and the number of shares of Series A Preferred Stock shall be reduced accordingly.

5. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, the Certificate of Incorporation of the Corporation shall be amended so as to eliminate therefrom all reference to the Series A Preferred Stock and so as to reduce the total number of designated shares of Series A Preferred Stock from 120,000 to 0.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 23rd day of March, 2016.

ALLIANCE DATA SYSTEMS CORPORATION

By: /s/ Joseph L. Motes III
Name: Joseph L. Motes III
Title: SVP, General Counsel & Secretary